Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-41

DYNEGY REPORTS NET INCOME OF $220 MILLION OR

$0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007

-	Results include $110 million after-tax gain on opportunistic sale of CoGen Lyondell

-	Higher sales volumes across the fleet demonstrate benefits of a diverse portfolio

-	Results also reflect continued commitment to maximizing stockholder value through strong operating and commercial performance

-	2007 full-year cash flow and earnings estimates updated

HOUSTON (November 8, 2007) – Dynegy Inc. (NYSE: DYN) today reported net income applicable to common stockholders of $220 million or $0.26 per diluted share for the third quarter 2007. This compares to a net loss applicable to common stockholders of $69 million or $(0.14) per diluted share for the third quarter 2006.

Third quarter 2007 financial results included the following significant items:

•	$124 million income from discontinued operations ($217 million pre-tax) primarily related to the gain on the sale of the CoGen Lyondell facility;

•	$13 million of unrealized mark-to-market earnings ($20 million pre-tax), of which $3 million ($4 million pre-tax) relates to positions that are expected to settle in 2007;

•	$10 million charge ($16 million pre-tax) related to legal and settlement charges; and

•	$8 million gain ($12 million pre-tax) related to the sale of a portion of the Sandy Creek project.

Third quarter 2006 financial results included the following significant items:

•	$61 million asset impairment ($96 million pre-tax) related to the company’s Bluegrass peaking facility;

•	$23 million charge ($36 million pre-tax) associated with the Sithe Subordinated Debt exchange; and

•	$14 million charge ($22 million pre-tax) related to legal and settlement charges.

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 2-2-2-2-2	NR07-41

“During the third quarter, we continued to demonstrate the benefits of our strong operational and commercial capabilities across a much larger portfolio of power generation assets with greater geographic, fuel and dispatch diversity to take advantage of near-term, medium-term, and longer-term commercial opportunities,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “The increased scale and scope of our generation portfolio resulted in significantly greater power generation sales volumes in all of our regions.

“Additionally, our strong in-market availability during the quarter points to the results we are capable of delivering in an environment characterized by tightening reserve margins and more robust power pricing,” Williamson added. “We believe this will continue to strengthen our financial position, enabling us to maintain significant optionality in our commercial strategies and in deploying discretionary capital for revenue enhancement projects and new developments that will together maximize results for our investors.”

Year-Over-Year Comparison

A comparison of the company’s third quarter 2007 and third quarter 2006 results is presented below (in millions of dollars, except per share amounts):

	3Q 2007	3Q 2006
Income (loss) from continuing operations before income taxes	$155	$(112)
Income tax benefit (expense) from continuing operations	(59)	41
Income from discontinued operations, net of tax	124	2

Net income (loss) applicable to common stockholders	$220	$(69)
Basic earnings (loss) per share	$0.26	$(0.14)
Diluted earnings (loss) per share	$0.26	$(0.14)

Power Generation Business

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the power generation business was $624 million for the third quarter 2007, compared to EBITDA of $92 million for the third quarter 2006. Third quarter 2007 results include earnings from the assets acquired in the LS Power combination on April 2, 2007.

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 3-3-3-3-3	NR07-41

Cash flow from operations for generation was $736 million for the nine months ended September 30, 2007 and net cash generated by the sale of the CoGen Lyondell facility was $462 million, while capital expenditures were $225 million, cash acquired in acquisitions was $16 million and changes in restricted cash and other were an inflow of $66 million. Free cash flow from the power generation business was an inflow of $1,055 million.

Following are the financial contributions and operating results of the company’s Midwest, West and Northeast segments during the third quarter 2007.

Midwest segment

EBITDA for the Midwest segment was $191 million in the third quarter 2007, compared to EBITDA of $34 million in the third quarter 2006. The increase in EBITDA was primarily driven by higher volumes, including volumes associated with the addition of the Kendall and Ontelaunee assets, and increased market prices. Third quarter 2006 results included a $96 million pre-tax impairment charge related to the company’s Bluegrass facility. In addition, third quarter 2007 results include $29 million of unrealized mark-to-market losses, while third quarter 2006 results included unrealized mark-to-market earnings of $11 million.

Average actual on-peak market power prices in Cin Hub were 10 percent higher than the third quarter 2006. As a result of the LS Power combination, the company now has a stronger presence in PJM West. Average actual on-peak market power prices in PJM West were essentially flat compared to the third quarter 2006.

Volumes generated by the Midwest segment increased to 7.5 million megawatt hours in the third quarter 2007 compared to 5.7 million megawatt hours in the third quarter 2006.

West segment

Beginning in the second quarter 2007, the company’s former South segment was renamed the West segment. The West segment now also includes six assets acquired in the LS Power combination. EBITDA for the West segment was $369 million in the third quarter 2007, compared to EBITDA of $17

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 4-4-4-4-4	NR07-41

million in the third quarter 2006. This includes contributions from the CoGen Lyondell facility through August 1, 2007, the closing date of the sale of that facility, and the Calcasieu facility, the sale of which is expected to close in early 2008.

Third quarter 2007 results benefited from $213 million in income from discontinued operations primarily related to the gain on the sale of CoGen Lyondell. In addition, results benefited from the contributions of former LS Power facilities and unrealized mark-to-market earnings of approximately $68 million.

The company did not have a significant presence in the West during the third quarter 2006. For informational purposes, the natural gas spark spread dropped to $24.17 during the third quarter 2007 as compared to $26.54 in the third quarter 2006.

Volumes generated by the West segment increased to 5.2 million megawatt hours during the third quarter 2007 as compared to 0.3 million megawatt hours in the third quarter 2006. Volumes for the third quarter 2007 and the third quarter 2006 exclude the CoGen Lyondell and Calcasieu facilities. These facilities, which are recorded as discontinued operations, generated 0.3 million megawatt hours during the third quarter 2007, as compared to 0.9 million megawatt hours during the third quarter 2006.

Northeast segment

EBITDA for the Northeast segment was $64 million in the third quarter 2007, compared to EBITDA of $41 million in the third quarter 2006. The increase in 2007 EBITDA was primarily driven by the addition of the Bridgeport and Casco Bay assets. Third quarter 2007 results include unrealized mark-to-market losses of $19 million, while third quarter 2006 results included $7 million of unrealized mark-to-market losses.

The fuel oil spark spread related to the Roseton facility dropped to $(18.72) during the third quarter 2007 as compared to $4.76 in the third quarter 2006. The natural gas spark spread rose slightly to $18.63 in the third quarter 2007 as compared to $18.05 for the third quarter 2006.

Sales volumes generated by the Northeast segment increased to 3.2 million megawatt hours during the third quarter 2007, compared to 1.7 million megawatt hours in the third quarter 2006.

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 5-5-5-5-5	NR07-41

Customer Risk Management

The loss before interest, taxes and depreciation and amortization for the Customer Risk Management segment totaled $10 million in the third quarter 2007, compared to a loss of $1 million in the third quarter 2006. Third quarter 2007 results included a $16 million pre-tax loss related to legal and settlement charges. In comparison, third quarter 2006 results included a $22 million pre-tax loss related to legal and settlement charges, which were largely offset by mark-to-market earnings on legacy coal, natural gas, emissions and power positions.

Other

Other primarily consists of general and administrative expenses and legal and settlement charges, partially offset by interest income. In Other, the company recorded a $33 million loss before interest, taxes and depreciation and amortization during the third quarter 2007, compared to a loss of $29 million during the third quarter 2006. During the third quarter 2007, general and administrative expenses were higher as a result of the increased headcount and related expenses associated with the LS Power combination. This increase was partially offset by greater interest income earned in 2007 due to higher restricted cash balances.

Consolidated Interest, Debt Conversion Costs and Taxes

Interest expense and debt conversion costs totaled $117 million for the third quarter 2007, compared to $107 million for the third quarter 2006. The higher interest expense incurred in the third quarter 2007 is related to increased debt in conjunction with the LS Power combination. Third quarter 2006 results included a $36 million charge associated with the Sithe Subordinated Debt Exchange.

The third quarter 2007 income tax expense from continuing operations was $59 million, compared to an income tax benefit from continuing operations of $41 million for the third quarter 2006.

Liquidity

As of September 30, 2007, Dynegy’s liquidity was nearly $1.4 billion. This consisted of $638 million in cash on hand and $740 million in unused availability under the company’s credit facility.

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 6-6-6-6-6	NR07-41

Cash Flow

Cash flow from operations, including working capital changes, totaled an inflow of $366 million for the nine months ended September 30, 2007. This consisted of a cash inflow of $736 million from the power generation business, which was partially offset by $346 million in Other resulting primarily from interest payments and general and administrative expenses. In addition, the Customer Risk Management segment had net cash outflows of $24 million, which largely related to settlements of legacy positions.

Cash outflows from investing activities for the nine months ended September 30, 2007 totaled $503 million. This consisted of capital expenditures and business acquisition and transaction costs, net of cash acquired, of $236 million and $135 million, respectively, and an outflow of restricted cash and other of $598 million. These outflows were largely offset by a cash inflow of $466 million primarily related to the sale of CoGen Lyondell. The increase in a restricted cash account of $650 million was funded by borrowings which were reflected as a financing cash inflow.

For the nine months ended September 30, 2007, Dynegy’s free cash flow (cash flow from operations less outflow from investing activities) was an outflow of $137 million.

2007 Cash Flow and Earnings Estimates

On August 9, 2007, Dynegy provided updated cash flow and earnings estimates for 2007. Those estimates were based on quoted forward commodity price curves as of July 10, 2007. In connection with today’s announcement, Dynegy is updating its 2007 estimates to reflect quoted forward commodity price curves as of October 9, 2007. The company’s updated cash flow and earnings estimates take into consideration 12 months of contributions from Dynegy and nine months of contributions from the assets acquired in the LS Power combination. The new estimates also reflect assumptions regarding, among other things, sales volumes, fuel costs and other operational activities. In addition, the ranges of estimates have been narrowed as the company moves toward the end of 2007.

The company’s expected 2007 EBITDA range is unchanged at $1.2 billion to $1.3 billion. Although there was no change to the estimated EBITDA range in total, this range does include the following offsetting changes from previous estimates:

•

Approximately $80 million currently anticipated gain associated with the sale of a portion of the company’s ownership interest in the Plum Point project and the sale of a portion of the Sandy Creek project; and

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 7-7-7-7-7	NR07-41

•	$40 million of unrealized mark-to-market earnings related to 2008 forward sales positions, partially offset by

•	$75 million reduction related to lower commodity prices largely occurring in the third quarter 2007; and

•	$20 million reduction related to legal and settlement charges.

The company’s expected 2007 operating cash flow decreased to a range of $370 million to $420 million from the previous range of $485 million to $585 million. This reduction is primarily related to the following changes from previous estimates:

•	$75 million reduction in EBITDA associated with lower commodity prices;

•	$50 million in legal and regulatory settlements;

•	$25 million related to increased cash collateral postings;

•	$15 million related to cash taxes resulting from the sale of CoGen Lyondell and the sale of a portion of the company’s interest in the Plum Point project, partially offset by

•	Approximately $35 million related to the termination of a financial hedging contract in the Northeast segment.

The new estimated 2007 free cash flow range is an outflow of $530 million to $480 million, compared to the previously estimated outflow of $220 million to $120 million. In addition to the operating cash flow changes above, the reduction is largely attributed to the company’s decision to utilize cash to reduce future interest expense. A $325 million letter of credit associated with the Sandy Creek project is anticipated to be replaced with cash collateral, which will result in lower future interest expenses. This was partially offset by the following changes from previous estimates:

•	$90 million of cash proceeds related to the sale of a portion of the company’s interest in the Plum Point project and the sale of a portion of the Sandy Creek project;

•	$20 million reduction in 2007 Consent Decree spending, which has been deferred to later years; and

•	$20 million reduction in 2007 maintenance capital expenditures primarily resulting from the sale of CoGen Lyondell.

Investor Conference Call/Web Cast

Dynegy will discuss its third quarter 2007 financial results during an investor conference call and web cast today at 9 a.m. ET/8 a.m. CT. Participants may access the web cast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

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DYNEGY REPORTS NET INCOME OF $220 MILLION OR $0.26 PER DILUTED SHARE FOR THE THIRD QUARTER 2007 8-8-8-8-8	NR07-41

About Dynegy Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: Dynegy’s operating performance and positioning for the future; market fundamentals and pricing in key regions; options relating to Dynegy’s organic growth projects; any statements regarding anticipated earnings; and Dynegy’s estimated financial results for 2007. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that: market fundamentals and trends may not be to Dynegy’s benefit and may result in reduced options for deploying capital and potentially lower rates of return; anticipated sales of assets such as the Calcasieu facility may not close on schedule, if at all; Dynegy’s asset base may not perform at the level anticipated; and existing uncertainties regarding environmental regulations, litigation and other legal or regulatory developments and their potential impacts on Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$1,046	$508	$2,379	$1,427
Cost of sales, exclusive of depreciation and amortization shown separately below	(649)	(319)	(1,478)	(907)
Depreciation and amortization expense	(92)	(54)	(232)	(164)
Impairment and other charges	—	(96)	—	(107)
Gain on sale of assets, net	4	—	4	3
General and administrative expenses	(62)	(59)	(163)	(160)

Operating income (loss)	247	(20)	510	92
Earnings from unconsolidated investments	8	4	6	6
Interest expense	(117)	(105)	(268)	(310)
Debt conversion costs	—	(2)	—	(249)
Other income and expense, net	17	11	26	41

Income (loss) from continuing operations before income taxes	155	(112)	274	(420)
Income tax (expense) benefit	(59)	41	(95)	150

Income (loss) from continuing operations	96	(71)	179	(270)
Income (loss) from discontinued operations, net of tax	124	2	131	(6)
Cumulative effect of change in accounting principle, net of tax	—	—	—	1

Net income (loss)	$220	$(69)	$310	$(275)

Less: Preferred stock dividends	—	—	—	9

Net income (loss) applicable to common stockholders	$220	$(69)	$310	$(284)

Earnings before interest, taxes, and depreciation and amortization (EBITDA) (1)	$581	$62	$1,007	$309

Basic earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.11	$(0.14)	$0.25	$(0.63)
Income (loss) from discontinued operations	0.15	—	0.18	(0.01)
Cumulative effect of change in accounting principle	—	—	—	—

Basic earnings (loss) per share	$0.26	$(0.14)	$0.43	$(0.64)

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.11	$(0.14)	$0.25	$(0.63)
Income (loss) from discontinued operations	0.15	—	0.18	(0.01)
Cumulative effect of change in accounting principle	—	—	—	—

Diluted earnings (loss) per share	$0.26	$(0.14)	$0.43	$(0.64)

Basic shares outstanding	836	495	721	446
Diluted shares outstanding	838	497	723	512

(1)    EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) plus Income tax expense (benefit), Interest expense and Depreciation and amortization expense equals EBITDA. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income (loss) and Net income (loss) for the periods presented is included below.

(2)    See “Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations” for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating income (loss)	$247	$(20)	$510	$92
Add: Depreciation and amortization expense, a component of operating income	92	54	232	164
Earnings from unconsolidated investments	8	4	6	6
Other income and expense, net	17	11	26	41
EBITDA from discontinued operations (3)	217	13	233	5
Cumulative effect of change in accounting principle, pre-tax	—	—	—	1

Earnings before interest, taxes, and depreciation and amortization (EBITDA)	581	62	1,007	309
Depreciation and amortization expense, a component of operating income	(92)	(54)	(232)	(164)
Depreciation and amortization expense from discontinued operations	—	(3)	(5)	(10)
Interest expense	(117)	(107)	(268)	(559)
Income tax (expense) benefit from continuing operations	(59)	41	(95)	150
Income tax expense from discontinued operations	(93)	(8)	(97)	(1)

Net income (loss)	$220	$(69)	$310	$(275)

(3) A reconciliation of EBITDA from discontinued operations to Income (loss) from discontinued operations, net of tax, for the periods presented is included below.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
EBITDA from discontinued operations	$217	$13	$233	$5
Depreciation and amortization expense from discontinued operations	—	(3)	(5)	(10)
Income tax expense from discontinued operations	(93)	(8)	(97)	(1)

Income (loss) from discontinued operations, net of tax	$124	$2	$131	$(6)

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Income (loss) from continuing operations	$96	$(71)	$179	$(270)
Less: convertible preferred stock dividends	—	—	—	9

Income (loss) from continuing operations for basic earnings (loss) per share	96	(71)	179	(279)
Effect of dilutive securities:
Interest on convertible subordinated debentures	—	—	—	3
Dividends on Series C convertible preferred stock	—	—	—	9

Income (loss) from continuing operations for diluted earnings (loss) per share	$96	$(71)	$179	$(267)

Basic weighted-average shares	836	495	721	446

Effect of dilutive securities:
Stock options and restricted stock	2	2	2	2
Convertible subordinated debentures	—	—	—	27
Series C convertible preferred stock	—	—	—	37

Diluted weighted-average shares	838	497	723	512

Earnings (loss) per share from continuing operations:
Basic	$0.11	$(0.14)	$0.25	$(0.63)

Diluted (1)	$0.11	$(0.14)	$0.25	$(0.63)

(1)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and nine months ended September 30, 2006.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended September 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$139	$119	$52	$(12)	$(51)	$247
Earnings (losses) from unconsolidated investments	—	12	—	—	(4)	8
Other items, net	1	—	—	(2)	18	17
Add: Depreciation and amortization expense, a component of operating income (loss)	51	25	12	—	4	92

EBITDA from continuing operations (1)	191	156	64	(14)	(33)	364
EBITDA from discontinued operations, pre-tax (2)	—	213	—	4	—	217

EBITDA (1)	$191	$369	$64	$(10)	$(33)	$581
Depreciation and amortization expense						(92)
Interest expense						(117)

Pre-tax income						372
Income tax expense						(152)

Net income						$220

	Three Months Ended September 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$(10)	$6	$33	$(9)	$(40)	$(20)
Earnings from unconsolidated investments	—	4	—	—	—	4
Other items, net	1	—	2	2	6	11
Add: Depreciation and amortization expense, a component of operating income (loss)	43	2	6	—	3	54

EBITDA from continuing operations (1)	34	12	41	(7)	(31)	49
EBITDA from discontinued operations, pre-tax (2)	—	5	—	6	2	13

EBITDA (1)	$34	$17	$41	$(1)	$(29)	$62
Depreciation and amortization expense						(57)
Interest expense and debt conversion costs						(107)

Pre-tax loss						(102)
Income tax benefit						33

Net loss						$(69)

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) plus Income tax expense (benefit), Interest expense and Depreciation and amortization expense equals EBITDA. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.
(2)	See Note (3) to “Reported Unaudited Condensed Consolidated Statements of Operations.”

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$399	$105	$148	$17	$(159)	$510
Earnings (losses) from unconsolidated investments	—	12	—	—	(6)	6
Other items, net	(8)	—	—	(5)	39	26
Add: Depreciation and amortization expense, a component of operating income (loss)	143	49	30	—	10	232

EBITDA from continuing operations (1)	534	166	178	12	(116)	774
EBITDA from discontinued operations, pre-tax (2)	—	218	—	15	—	233

EBITDA (1)	$534	$384	$178	$27	$(116)	$1,007
Depreciation and amortization expense						(237)
Interest expense						(268)

Pre-tax income						502
Income tax expense						(192)

Net income						$310

	Nine Months Ended September 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$159	$(2)	$59	$(3)	$(121)	$92
Earnings from unconsolidated investments	—	6	—	—	—	6
Other items, net	1	1	6	1	32	41
Cumulative effect of change in accounting principle, pre-tax	—	—	—	—	1	1
Add: Depreciation and amortization expense, a component of operating income (loss)	126	6	18	—	14	164

EBITDA from continuing operations (1)	286	11	83	(2)	(74)	304
EBITDA from discontinued operations, pre-tax (2)	—	(3)	—	5	3	5

EBITDA (1)	$286	$8	$83	$3	$(71)	$309
Depreciation and amortization expense						(174)
Interest expense and debt conversion costs						(559)

Pre-tax loss						(424)
Income tax benefit						149

Net loss						$(275)

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) plus Income tax expense (benefit), Interest expense and Depreciation and amortization expense equals EBITDA. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.
(2)	See Note (3) to “Reported Unaudited Condensed Consolidated Statements of Operations.”

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended September 30, 2007
	Power Generation
	GEN -MW	GEN -WE	GEN -NE	CRM	OTHER	Total
Discontinued operations (1)	$—	$213	$—	$4	$—	$217
Gain on sale of Sandy Creek ownership interest (2)	—	12	—	—	—	12
Legal and settlement charge (3)	—	—	—	(16)	—	(16)

Total	$—	$225	$—	$(12)	$—	$213

	Three Months Ended September 30, 2006
	Power Generation
	GEN -MW	GEN -WE	GEN -NE	CRM	OTHER	Total
Asset impairment (4)	$(96)	$—	$—	$—	$—	$(96)
Sithe subordinated debt exchange charge (5)	—	—	(36)	—	—	(36)
Legal and settlement charge (6)	—	—	—	(22)	—	(22)
Discontinued operations (7)	—	2	—	6	2	10

Total	$(96)	$2	$(36)	$(16)	$2	$(144)

(1)	We recognized pre-tax income of approximately $217 million ($124 million after-tax) related to discontinued operations. The income consists primarily of a $210 million pre-tax ($110 million after-tax) gain associated with the sale of our CoGen Lyondell power generation facility to EnergyCo LLC ("EnergyCo"), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC.
(2)	We recognized a pre-tax gain of approximately $12 million ($8 million after-tax) on the sale of a 12.5% interest in the Sandy Creek project. This gain is included in Earnings from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.
(3)	We recognized a pre-tax charge of approximately $16 million ($10 million after-tax) related to a legal and settlement charge. This charge is included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.
(4)	We recognized a pre-tax charge of approximately $96 million ($61 million after-tax) related to the impairment of our Bluegrass Generation Facility due to changes in the market that placed economic constraints on the facility. This charge is included in Impairment and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations.
(5)	We recognized a pre-tax charge of approximately $36 million ($23 million after-tax) related to the Sithe subordinated debt exchange transaction. This charge is included in interest expense on our Reported Unaudited Condensed Consolidated Statements of Operations.
(6)	We recognized a pre-tax charge of approximately $22 million ($14 million after-tax) related to legal and settlement charges. This charge is included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.
(7)	We recognized a pre-tax income of approximately $10 million ($2 million after-tax) related to discontinued operations. The income consists primarily of activity associated with our UK CRM business.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Discontinued operations (1)	$—	$213	$—	$15	$—	$228
Settlement of Kendall toll (2)	—	—	—	31	—	31
Change in fair value of interest rate swaps, net of minority interest (3)	(9)	—	—	—	39	30
Gain on sale of Sandy Creek ownership interest (4)	—	12	—	—	—	12
Illinois rate relief charge (5)	(25)	—	—	—	—	(25)
Legal and settlement charges (6)	—	—	—	(16)	(21)	(37)

Total	$(34)	$225	$—	$30	$18	$239

	Nine Months Ended September 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Debt conversion costs (7)	$—	$—	$—	$—	$(249)	$(249)
Asset impairments (8)	(96)	(9)	—	—	—	(105)
Legal and settlement charges (9)	—	—	—	(53)	(2)	(55)
Sithe subordinated debt exchange charge (10)	—	—	(36)	—	—	(36)
Acceleration of financing costs (11)	—	—	—	—	(34)	(34)

Total	$(96)	$(9)	$(36)	$(53)	$(285)	$(479)

(1)	We recognized pre-tax income of approximately $228 million ($131 million after-tax) related to discontinued operations. The income consists primarily of a $210 million pre-tax ($110 million after-tax) gain associated with the sale of our CoGen Lyondell power generation facility to EnergyCo LLC ("EnergyCo"), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC.
(2)	We recognized a pre-tax gain of approximately $31 million ($20 million after-tax) related to the Kendall toll settlement. This gain is included in Revenues on our Reported Unaudited Condensed Consolidated Statements of Operations.
(3)	We recognized a pre-tax gain of approximately $30 million ($19 million after-tax) primarily related to the change in fair value of Plum Point and LS Power IR swaps. This gain is primarily included in Interest expense and Other income and expense, net on our Reported Unaudited Condensed Consolidated Statements of Operations.
(4)	We recognized a pre-tax gain of approximately $12 million ($8 million after-tax) on the sale of a 12.5% interest in the Sandy Creek project. This gain is included in Earnings from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.
(5)	We recognized a pre-tax charge of approximately $25 million ($16 million after-tax) related to the Illinois rate relief settlement. This charge is included in Cost of sales on our Reported Unaudited Condensed Consolidated Statements of Operations.
(6)	We recognized pre-tax charges of approximately $37 million ($23 million after-tax) related to legal and settlement charges. These charges are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.
(7)	We recognized a pre-tax charge of approximately $249 million ($159 million after-tax) related to the premiums and transaction costs associated with our purchase of substantially all of our $1.7 billon Second Priority Senior Secured Notes (SPN Tender Offer), conversion of our $225 million 4.75% Convertible Subordinated Debentures (Convertible Debenture Exchange), and redemption of our $400 million Series C Convertible Preferred Stock (Series C Preferred). This charge is included in Debt conversion costs on our Reported Unaudited Condensed Consolidated Statements of Operations.
(8)	We recognized a cumulative pre-tax charge of approximately $105 million ($67 million after-tax) related to the impairments of our Bluegrass Generation and Rockingham facilities. The Bluegrass Generation power generation facility impairment of $96 million ($61 million after-tax) recorded during the third quarter 2006 was due to recent changes in the market that placed economic constraints on the facility. The Rockingham power generation impairment of $9 million ($6 million after-tax) recorded during the second quarter 2006 was due to the pending sale of the facility. These charges are included in Impairment and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations.
(9)	We recognized pre-tax charges of approximately $55 million ($35 million after-tax) related to legal and settlement charges. These charges are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.
(10)	We recognized a pre-tax charge of approximately $36 million ($23 million after-tax) related to the Sithe subordinated debt exchange transaction. This charge is included in interest expense on our Reported Unaudited Condensed Consolidated Statements of Operations.
(11)	We recognized a pre-tax charge of approximately $34 million ($22 million after-tax) related to the acceleration of debt issuance costs associated with our purchase of substantially all our $1.7 billion Second Priority Senior Secured Notes (SPN Tender Offer), redemption of our $400 million Series C Convertible Prefered Stock (Series C Preferred), and our former $1 billion facility comprised of (i) $400 million letter of credit facility and (ii) $600 million revolving credit facility that was replaced in March 2006 and amended in April 2006 with a $470 million revolving credit facility and $200 million term facility. This charge is included in Interest expense on our Reported Unaudited Condensed Consolidated Statements of Operations.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2007
	GEN	CRM	OTHER	Total
Cash Flow from Operations	$736	$(24)	$(346)	$366
Capital Expenditures	(225)	—	(11)	(236)
Business Acquisition Costs	16	—	(151)	(135)
Proceeds from Asset Sales (2)	462	4	—	466
Restricted Cash and Other (3)	66	—	(664)	(598)

Free Cash Flow (1)	$1,055	$(20)	$(1,172)	$(137)

	Nine Months Ended September 30, 2006
	GEN	CRM	OTHER	Total
Cash Flow from Operations	$503	$(370)	$(313)	$(180)
Capital Expenditures	(86)	—	(6)	(92)
Business Acquisition Costs	(40)	—	—	(40)
Proceeds from Asset Sales (4)	222	—	1	223
Restricted Cash and Other (5)	(10)	—	132	122

Free Cash Flow (1)	$589	$(370)	$(186)	$33

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow can be reconciled to operating cash flow using the following calculation: Operating cash flow plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash) equals free cash flow. We use free cash flow to measure the cash generating ability of our operating asset-based energy business relative to our capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.
(2)	During the third quarter 2007, we received proceeds of approximately $466 million primarily from the sale of our CoGen Lyondell power generation facility.
(3)	Restricted cash and other primarily relates to $850 million posted for a new letter of credit facility in second quarter 2007.
(4)	During the first quarter 2006, we received proceeds of approximately $205 million from the sale of West Coast Power.
(5)	Restricted cash and other primarily relates to the $335 million return of cash collateral posted for the October 2005 letter of credit facility, offset by $200 million posted for a new letter of credit facility in second quarter 2006.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
GEN - MW
Million Megawatt Hours Generated (1)	7.5	5.7	19.1	16.1
Average Actual On-Peak Market Power Prices ($/MWh) (3):
Cinergy (Cin Hub)	$64	$58	$62	$53
Commonwealth Edison (NI Hub)	$61	$58	$59	$54
PJM West	$75	$74	$72	$65

GEN - WE
Million Megawatt Hours Generated (1) (2)	5.2	0.3	8.0	0.9
Average Actual On-Peak Market Power Prices ($/MWh) (3):
North Path 15 (NP 15)	$69	$72	$66	$61
Palo Verde	$69	$67	$63	$59
Average Market Spark Spreads ($/MWh):
North Path 15 (NP 15)	$24	$27	$16	$14
Palo Verde	$26	$24	$15	$13

GEN - NE
Million Megawatt Hours Generated	3.2	1.7	7.0	3.5
Average Actual On-Peak Market Power Prices ($/MWh) (3):
New York - Zone G	$78	$84	$83	$78
New York - Zone A	$64	$62	$62	$60
Mass Hub	$71	$71	$76	$71
Average Market Spark Spreads ($/MWh):
New York - Zone A	$19	$18	$11	$11
Mass Hub	$24	$24	$20	$19

Average Natural Gas Price - Henry Hub ($/MMBtu) (4)	$6.15	$6.08	$6.95	$6.79

(1)	Includes our ownership percentage in the MWh generated by our GEN-WE investment in NCA#2 for the three and nine months ended September 30, 2007 and 2006 and includes the MWh generated by our GEN-WE investments in West Coast Power and our GEN-MW investment in Rocky Road for the nine months ended September 30, 2006.
(2)	Excludes approximately 0.3 MWh and 0.8, 1.8 MWh and 2.2 MWh generated by our CoGen Lyondell facility, which we sold in August 2007, and less than 0.1 MWh and less than 0.1 MWh generated by our Calcasieu facility, which is classified as held for sale, for the three and nine months ended September 30, 2007 and 2006, respectively.
(3)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.
(4)	Reflects the average of daily quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.

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DYNEGY INC.

2007 EARNINGS ESTIMATES (1)

(IN MILLIONS)

	GEN - MW	GEN - WE	GEN - NE	Total GEN	OTHER	Total	Less: Non-Core (4)	Total Core Operating Business
EBITDA (2)	$740 - 760	$405 - 425	$200 - 210	$1,345 - 1,395	$(125 - 115)	$1,220 - 1,280	$245	$975 - 1,035
Depreciation and Amortization	(190)	(65)	(45)	(300)	(15)	(315)	—	(315)
Interest Expense						(385)	25	(410)
Income Tax Expense						(225 - 250)	$(125)	(100 - 125)

Net Income						$295 - 330	$145	$150 - 185

2007 CASH FLOW ESTIMATES (1)

(IN MILLIONS)

	GEN	OTHER	Total	Less: Non-Core (5)	Total Core Operating Business
Cash Flow from Operations	$1,010 - 1,050	$(640 - 630)	$370 - 420	$(65)	$435 - 485
Capital Expenditures & JV investment	(355)	(25)	(380)	(160)	(220)
Proceeds from Asset Sales and Acquisition and Transaction Costs, net	560	(130)	430	430	—
Changes in Restricted Cash	25	(975)	(950)	(950)	—

Free Cash Flow (3)	$1,240 - 1,280	$(1,770 - 1,760)	$(530 - 480)	$(745)	$215 - 265

(1)	2007 estimates are presented on a GAAP basis and are based on quoted forward commodity price curves as of 10/09/07, and include nine months of results from the assets acquired from LS Power. Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2007 and forward EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.
(2)	EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) plus Income tax expense (benefit), Interest expense and Depreciation and amortization expense equals EBITDA. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.
(3)	Free cash flow is a non-GAAP financial measure. Free cash flow can be reconciled to operating cash flow using the following calculation: Operating cash flow plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash) equals free cash flow. We use free cash flow to measure the cash generating ability of our operating asset-based energy business relative to our capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.
(4)	The following summarizes the items included in Non-Core operating business in our earnings guidance estimate.

	EBITDA	Depreciation and Amortization	Interest Expense	Income Tax Benefit (Expense)	Net Income (Loss)
Legal and settlement, net (OTHER)	$(30)	$—	$—	$—	$(30)
Illinois rate relief (GEN)	(25)	—	—	—	(25)
Purchase accounting adjustments (CRM)	30	—	—	—	30
Gain on sale - CoGen Lyondell (GEN)	210	—	—	—	210
Gain on sale - Percent ownership of Plum Point & Sandy Creek (GEN)	80	—	—	—	80
Change in fair value of interest rate swaps and minority interest (GEN & OTHER)	(20)	—	25	—	5
Tax expense from items above (OTHER)	—	—	—	(125)	(125)

Total	$245	$—	$25	$(125)	$145

(5)	The following summarizes the items included in Non-Core operating business in our cash flow estimate.

	Cash Flow from Operations	Capital Expenditures	Proceeds from Asset Sales and Acquisition Costs, Net	Changes in Restricted Cash	Free Cash Flow
Legal and regulatory payment, net (GEN & OTHER)	$(40)	$—	$—	$—	$(40)
Illinois rate relief (GEN)	(10)	—	—	—	(10)
Plum Point Development Capex, net (GEN & OTHER)	(5)	(160)	—	25	(140)
Acquisition & transaction costs, net (OTHER)	—	—	(130)	—	(130)
Sandy Creek - LC to Cash Collateral (OTHER)	—	—	—	(325)	(325)
LC facility restricted cash (OTHER)	—	—	—	(650)	(650)
Proceeds from asset sales (GEN)	—	—	560	—	560
Cash taxes - sale of percent ownership of Plum Point & Sandy Creek (OTHER)	(10)	—	—	—	(10)

Total	$(65)	$(160)	$430	$(950)	$(745)

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